Exhibit 10.2

ASURE SOFTWARE, INC.
EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN

ARTICLE I
PURPOSE
This Executive Change in Control Severance Plan has been established by Asure Software, Inc., a Delaware corporation (the “Company”), on January 1, 2018 (the “Effective Date”) to provide Participants with the opportunity to receive severance protection in connection with a Change in Control of the Company. The purpose of the Plan is to assure the present and future continuity, objectivity, and dedication of management in the event of any Change in Control to maximize the value of the Company on a Change in Control. The Plan is intended to be a top hat welfare benefit plan under ERISA.Capitalized terms used but not otherwise defined herein have the meanings set forth in Article II.
ARTICLE II
 DEFINITIONS
“ACA” has the meaning set forth in Section 4.01(c).
“Accountants” has the meaning set forth in Section 7.03.
“Administrator” means the Compensation Committee.
“Applicable Severance Multiplier” means one for any Participant who is a named executive officer of the Company and, as to any other Participant, the multiplier contained in a Participant’s Participation Agreement.
“Beneficial Owner” has the meaning ascribed to it in Rule 13d-3 and Rule 13d-5 under the Exchange Act; except that, in calculating the beneficial ownership of any particular Person, such Person shall be deemed to have beneficial ownership of all securities that such Person has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The term “Beneficial Ownership” has a corresponding meaning.
“Benefit Continuation” has the meaning set forth in Section 4.01(c).
“Benefit Continuation Period” means the earliest of (i): the end of the twelve-month period following the date on which a Qualifying Termination with respect to the Participant occurs; (ii) the date on which the Participant becomes eligible to receive substantially similar coverage from another employer; and (iii) the date the Participant is no longer eligible to receive COBRA continuation coverage.
“Board” means the Board of Directors of the Company.
“Cause” means:
(a)	the Participant’s willful failure to perform his or her duties (other than any such failure resulting from incapacity due to physical or mental illness);
(b)	the Participant’s willful failure to comply with any valid and legal directive of the Board or the person to whom the Participant reports;

(c)	the Participant’s willful engagement in dishonesty, illegal conduct or gross misconduct, which is, in each case, materially injurious to the Company or its affiliates;
(d)	the Participant’s embezzlement, misappropriation or fraud, whether or not that is related to the Participant’s employment with the Company; or
(e)	the Participant’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude.
For purposes of this definition, no act or failure to act on the part of the Participant shall be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant’s action or omission was in the best interests of the Company. For purposes of a termination of Participant’s employment after the effective date of a Change of Control, such termination of a Participant’s employment shall not be deemed to be for Cause unless and until the Company delivers to the Participant a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds (2/3) of the Board (after reasonable written notice is provided to the Participant and the Participant is given an opportunity, together with counsel, to be heard before the Board), finding that the Participant has engaged in the conduct described in any of (a)-(e) above.
“Change in Control” means the occurrence of any of the following:
(a)
one Person (or more than one Person acting as a group) acquires Beneficial Ownership of stock of the Company that, together with the stock held by such Person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; provided, that, a Change in Control shall not occur if any Person (or more than one Person acting as a group) owns more than 50% of the total fair market value or total voting power of the Company’s stock and acquires additional stock;

(b)
one Person (or more than one Person acting as a group) acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) Beneficial Ownership of the Company’s stock possessing 50% or more of the total voting power of the stock of the Company;

(c)
a majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a two-thirds (2/3rds) of the Board before the date of appointment or election; or

(d)
one Person (or more than one Person acting as a group), acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately before such acquisition(s).

A Change in Control will be deemed to occur: (i) with respect to a Change in Control pursuant to subparagraph (a) above, on the date that any Person or group first becomes the Beneficial Owner, directly or indirectly, of stock representing more than 50% of the combined voting power of the Company’s then-outstanding stock entitled generally to vote for the election of directors; (ii) with respect to a Change in Control pursuant to subparagraph (b) or (d) above, on the date the applicable transaction closes; and (iii) with respect to subparagraph (c) above, on the date members of the incumbent board first cease to constitute at least a majority of the Board.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.
“Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.
“Company” means Asure Software, Inc., a Delaware corporation, and any successor thereto.
“Compensation Committee” means the Compensation Committee of the Board.
“Covered Payments” has the meaning set forth in Section 7.01.
“Covered Period” means the one-year period of time beginning on the first occurrence of a Change in Control and lasting through the anniversary of the occurrence of the Change in Control. The Covered Period shall also include the ninety-day period before the occurrence of the Change in Control if a Qualifying Termination occurs during such period at the request of a third party in anticipation of the Change in Control and the Change in Control does occur.
“Effective Date” has the meaning set forth in Article I.
“Eligible Employee” means any full-time employee of the Company who is a named executive officer of the Company and any other full-time employee of the Company who is recommended by the chief executive officer to the Administrator to be a key employee who should be eligible to participate in the Plan. Eligible Employees shall be limited to a select group of management or highly compensated employees within the meaning of Sections 201, 301, and 404 of ERISA.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Exchange Act” means the Securities and Exchange Act of 1934, as amended.
“Excise Tax” has the meaning set forth in Section 7.01.
“Good Reason” means:
(a)	a material reduction in the Participant’s base salary other than a general reduction in base salary that affects all similarly situated executives in substantially the same proportions;
(b)	a material reduction in the Participant’s target annual bonus opportunity;
(c)	a relocation of the Participant’s principal place of employment by more than 50 miles; or
(e)
a material, adverse change in the Participant’s title, reporting relationship, authority, duties or responsibilities (other than temporarily while the Participant is physically or mentally incapacitated or as required by applicable law).

The Participant cannot terminate his or her employment for Good Reason unless he or she has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within 30 days of the initial existence of such grounds and the Company has had at least 30 days from the date on which such notice is provided to cure such circumstances, if curable. If the Participant does not terminate his or her employment for Good Reason within 90 days after the first occurrence of the applicable grounds, then the Participant will be deemed to have waived his or her right to terminate for Good Reason with respect to such grounds.

“Parachute Payments” has the meaning set forth in Section 7.01.
“Participant” has the meaning set forth in Section 3.01.
“Participation Agreement” means the latest participation agreement delivered by the Company to a Participant informing the Eligible Employee of the Eligible Employee’s participation in the Plan.
“Person” has the meaning ascribed to it in Section 13(d)(3) of the Exchange Act.
“Plan” means this Asure Software, Inc. Executive Change in Control Severance Plan, as may be amended and/or restated from time to time.
“Pro-Rata Bonus” has the meaning set forth in Section 4.01(b).
“Qualifying Termination” means the termination of a Participant’s employment during the Covered Period either:
(a)	by the Company without Cause; or
(b)	by the Participant for Good Reason.
A Qualifying Termination that occurs during the ninety-day period before the first occurrence of a Change in Control will be deemed to occur upon the occurrence of the Change in Control for purposes of the Plan.
“Reduced Amount” has the meaning set forth in Section 7.01(a).
“Release” has the meaning set forth in Section 6.01(c).
“Severance” has the meaning set forth in Section 4.01(a).
 “Specified Employee Payment Date” has the meaning set forth in Section 10.13(b).
ARTICLE III
 PARTICIPATION
Section 3.01 Participants. Each Eligible Employee of the Company who (a) is chosen by the Administrator to participate in the Plan; (b) receives a Participation Agreement from the Company; and (c) executes and returns such Participation Agreement to the Company in accordance with the terms of the Participation Agreement, shall be a “Participant” in the Plan.
ARTICLE IV
SEVERANCE
Section 4.01 Severance. If a Participant has a Qualifying Termination, then, subject to Article VI, the Company will provide the Participant with the following:
(a)	Severance in an amount equal to the product of the Participant’s Applicable Severance Multiplier times the Participant’s base salary in effect on the Qualifying Termination or, if greater, in effect on the first occurrence of a Change in Control (“Severance”).

Subject to Section 10.13, Severance will be paid in substantially equal installment payments over the one-year period following the Qualifying Termination, payable in accordance with the Company’s normal payroll practices, but no less frequently than monthly, which payments in the aggregate are equal to the Severance and which shall begin on the 61st day following the Qualifying Termination;
(b)
A prorated annual bonus equal to the product of (i) the annual bonus, if any, that the Participant would have earned for the entire calendar year in which the Participant's employment with the Company terminates based on the level of achievement of the applicable performance goals for such year; and (ii) a fraction, the numerator of which is the number of days the Participant was employed by the Company during the calendar year in which the Participant's employment with the Company terminates and the denominator of which is the number of days in such year (a "Pro-Rata Bonus").

Subject to Section 10.13, a Participant’s Pro-Rata Bonus shall be paid on the date that annual bonuses are paid to the Company’s senior executives, but in no event later than two-and-a-half (2 1/2) months following the end of the calendar year in which the Qualifying Termination occurs;
(c)
During the Participant’s Benefit Continuation Period, continued participation for the Participant and his or her eligible dependents in the Company’s group health plans at then-existing participation and coverage levels and on terms no less favorable to the Participant than the terms in effect immediately before the Qualifying Termination (“Benefit Continuation”). Benefit Continuation shall be provided concurrently with any health care benefit required under COBRA. Notwithstanding the foregoing, if the Company’s providing Benefit Continuation under this Section 4.01(c) would violate the nondiscrimination rules applicable to non-grandfathered plans, or would result in the imposition of penalties under the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, and the related regulations and guidance promulgated thereunder (the “ACA”), the Company shall reform this Section 4.01(c) in a manner as is necessary to comply with the ACA.

ARTICLE V
 EQUITY AWARDS
Section 5.01 Equity Awards. Notwithstanding the terms of the Company’s 2009 Equity Incentive Plan or other equity plans under which a Participant’s equity awards are granted or any applicable award agreements, if a Participant has a Qualifying Termination, then, subject to Article VI, that portion of the Participant’s outstanding unvested time-based equity awards that would become vested following a Qualified Termination shall become fully vested and any restrictions thereon shall lapse and, in the case of stock options and stock appreciation rights, shall remain exercisable for the remainder of their full term.

ARTICLE VI
CONDITIONS
Section 6.01 Conditions. A Participant’s entitlement to any severance benefits under Article IV and Article V will be subject to:

(a)	the Participant executing and delivering to the Company his or her Participation Agreement in accordance with the terms thereof;

(b)	the Participant experiencing a Qualifying Termination;

(c)
the Participant executing a release of claims in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company (the "Release") and such Release becoming effective and irrevocable within 60 days following the Participant's Qualifying Termination; and

(d)	with respect to Benefit Continuation only, the Participant timely and properly electing continuation coverage under COBRA.

ARTICLE VII
 SECTION 280G
Section 7.01 Reduction. Notwithstanding any other provision of the Plan or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to a Participant or for a Participant’s benefit pursuant to the terms of the Plan or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Code and would, but for this Article VII, be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be either:
(a)	reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the "Reduced Amount"); or

(b)
payable in full if the Participant's receipt on an after-tax basis of the full amount of payments and benefits (after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax)) would result in the Participant receiving an amount at least ten percent greater than the Reduced Amount.

Section 7.02 Order of Reduction. Any such reduction shall be made in accordance with Section 409A of the Code and the following:
(a)	the Covered Payments which do not constitute nonqualified deferred compensation subject to Section 409A of the Code shall be reduced first; and

(b)
all other Covered Payments shall then be reduced as follows: (i) cash payments shall be reduced before non-cash payments; and (ii) payments to be made on a later payment date shall be reduced before payments to be made on an earlier payment date.

Section 7.03 Determinations. Any determination required under this Article VII shall be made in writing in good faith by the accounting firm that was the Company’s independent auditor immediately before the occurrence of the change in control/an independent accounting firm selected by the Company (the “Accountants”), which shall provide detailed supporting calculations to the Company and the Participant as requested by the Company or the Participant. The Company and the Participant

shall provide the Accountants with such information and documents as the Accountants may reasonably request in order to make a determination under this Article VII. For purposes of making the calculations and determinations required by this Article VII, the Accountants may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Accountants’ determinations shall be final and binding on the Company and the Participant. The Company shall be responsible for all fees and expenses incurred by the Accountants in connection with the calculations required by this Article VII.
ARTICLE VIII
 CLAIMS PROCEDURES
Section 8.01 Initial Claims. A Participant who believes he or she is entitled to a payment under the Plan that has not been received may submit a written claim for benefits to the Plan within 60 days after the Participant’s Qualifying Termination. Claims should be addressed and sent to:
COMPENSATION COMMITTEE CHAIR
ASURE SOFTWARE, INC.
3700 N. Capital of Texas Hwy, Suite 350
AUSTIN, TX 78746
If the Participant’s claim is denied, in whole or in part, the Participant will be furnished with written notice of the denial within 90 days after the Administrator’s receipt of the Participant’s written claim, unless special circumstances require an extension of time for processing the claim, in which case a period not to exceed 180 days will apply. If such an extension of time is required, written notice of the extension will be furnished to the Participant before the termination of the initial 90-day period and will describe the special circumstances requiring the extension, and the date on which a decision is expected to be rendered. Written notice of the denial of the Participant’s claim will contain the following information:
(a)	the specific reason or reasons for the denial of the Participant's claim;

(b)	references to the specific Plan provisions on which the denial of the Participant's claim was based;

(c)
a description of any additional information or material required by the Administrator to reconsider the Participant's claim (to the extent applicable) and an explanation of why such material or information is necessary; and

(d)
a description of the Plan's review procedures and time limits applicable to such procedures, including a statement of the Participant's right to bring a civil action under Section 502(a) of ERISA following a benefit claim denial on review.

Section 8.02 Appeal of Denied Claims. If the Participant’s claim is denied and he or she wishes to submit a request for a review of the denied claim, the Participant or his or her authorized representative must follow the procedures described below:
(a)
Upon receipt of the denied claim, the Participant (or his or her authorized representative) may file a request for review of the claim in writing with the Administrator. This request for review must be filed no later than 60 days after the Participant has received written notification of the denial.

(b)	The Participant has the right to submit in writing to the Administrator any comments, documents, records or other information relating to his or her claim for benefits.

(c)
The Participant has the right to be provided with, upon request and free of charge, reasonable access to and copies of all pertinent documents, records and other information that is relevant to his or her claim for benefits.

(d)
The review of the denied claim will take into account all comments, documents, records and other information that the Participant submitted relating to his or her claim, without regard to whether such information was submitted or considered in the initial denial of his or her claim.

Section 8.03 Administrator’s Response to Appeal. The Administrator will provide the Participant with written notice of its decision within 60 days after the Administrator’s receipt of the Participant’s written claim for review. There may be special circumstances which require an extension of this 60-day period. In any such case, the Administrator will notify the Participant in writing within the 60-day period and the final decision will be made no later than 120 days after the Administrator’s receipt of the Participant’s written claim for review. The Administrator’s decision on the Participant’s claim for review will be communicated to the Participant in writing and will clearly state:
(a)	the specific reason or reasons for the denial of the Participant's claim;

(b)	reference to the specific Plan provisions on which the denial of the Participant's claim is based;

(c)
a statement that the Participant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, the Plan and all documents, records and other information relevant to his or her claim for benefits; and

(d)	a statement describing the Participant's right to bring an action under Section 502(a) of ERISA.

Section 8.04 Exhaustion of Administrative Remedies. The exhaustion of these claims procedures is mandatory for resolving every claim and dispute arising under the Plan. As to such claims and disputes:
(a)
no claimant shall be permitted to commence any legal action to recover benefits or to enforce or clarify rights under the Plan under Section 502 or Section 510 of ERISA or under any other provision of law, whether or not statutory, until these claims procedures have been exhausted in their entirety; and

(b)
in any such legal action, all explicit and implicit determinations by the Administrator (including, but not limited to, determinations as to whether the claim, or a request for a review of a denied claim, was timely filed) shall be afforded the maximum deference permitted by law.

Section 8.05 Arbitration. Subject to Section 8.04, any dispute, controversy or claim arising out of or related to the Plan shall be submitted to and decided by binding arbitration. Arbitration shall be administered exclusively by the American Arbitration Association and shall be conducted consistent with the rules, regulations and requirements thereof as well as any requirements imposed by state law. Any arbitral award determination shall be final and binding.
Section 8.06 Attorney’s Fees. The Company and each Participant shall bear their own attorneys’ fees incurred in connection with any disputes between them.
ARTICLE IX
 ADMINISTRATION, AMENDMENT AND TERMINATION
Section 9.01 Administration. The Administrator has the exclusive right, power and authority, in its sole and absolute discretion, to administer and interpret the Plan. The Administrator has all powers reasonably necessary to carry out its responsibilities under the Plan including (but not limited to) the sole and absolute discretionary authority to:
(a)	administer the Plan according to its terms and to interpret Plan policies and procedures;

(b)	resolve and clarify inconsistencies, ambiguities and omissions in the Plan and among and between the Plan and other related documents;

(c)	take all actions and make all decisions regarding questions of eligibility and entitlement to benefits, and benefit amounts;

(d)	make, amend, interpret, and enforce all appropriate rules and regulations for the administration of the Plan;

(e)	process and approve or deny all claims for benefits; and

(f)	decide or resolve any and all questions, including benefit entitlement determinations and interpretations of the Plan, as may arise in connection with the Plan.
The decision of the Administrator on any disputes arising under the Plan, including (but not limited to) questions of construction, interpretation and administration shall be final, conclusive and binding on all persons having an interest in or under the Plan. Any determination made by the Administrator shall be given deference in the event the determination is subject to judicial review and shall be overturned by a court of law only if it is arbitrary and capricious.
Section 9.02 Duration. Unless earlier terminated pursuant to Section 9.03, if a Change in Control has not occurred, the Plan will expire five (5) years from the Effective Date; provided, that on each anniversary of the date the Plan would otherwise expire, the Plan will be automatically extended for an additional year.
Section 9.03 Amendment and Termination. The Company reserves the right to amend or terminate the Plan at any time, by providing at least 90 days advance written notice to each Participant; provided that no such amendment or termination that has the effect of reducing or diminishing the right of any Participant will be effective without the written consent of such Participant.

ARTICLE X
 GENERAL PROVISIONS
Section 10.01 At-Will Employment. The Plan does not alter the status of each Participant as an at-will employee of the Company. Nothing contained herein shall be deemed to give any Participant the right to remain employed by the Company or to interfere with the rights of the Company to terminate the employment of any Participant at any time, with or without Cause.
Section 10.02 Effect on Other Plans, Agreements and Benefits.
(a)
Any severance benefits payable to a Participant under the Plan will be reduced by any severance benefits to which the Participant would otherwise be entitled under any general severance policy or severance plan maintained by the Company or any agreement between the Participant and the Company that provides for severance benefits (unless the policy, plan or agreement expressly provides for severance benefits to be in addition to those provided under the Plan); and (ii) any severance benefits payable to a Participant under the Plan will be reduced by any severance benefits to which the Participant is entitled by operation of a statute or government regulations.

(b)
Any severance benefits payable to a Participant under the Plan will not be counted as compensation for purposes of determining benefits under any other benefit policies or plans of the Company, except to the extent expressly provided therein.

Section 10.03 Mitigation and Offset. If a Participant obtains other employment, such other employment will not affect the Participant’s rights or the Company’s obligations under the Plan. The Company may reduce the amount of any severance benefits otherwise payable to or on behalf of a Participant by the amount of any obligation of the Participant to the Company, and the Participant shall be deemed to have consented to such reduction.
Section 10.04 Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan. If any provision of the Plan is held by a court of competent jurisdiction to be illegal, invalid, void or unenforceable, such provision shall be deemed modified, amended and narrowed to the extent necessary to render such provision legal, valid and enforceable, and the other remaining provisions of the Plan shall not be affected but shall remain in full force and effect.
Section 10.05 Headings and Subheadings. Headings and subheadings contained in the Plan are intended solely for convenience and no provision of the Plan is to be construed by reference to the heading or subheading of any section or paragraph.
Section 10.06 Unfunded Obligations. The amounts to be paid to Participants under the Plan are unfunded obligations of the Company. The Company is not required to segregate any monies or other assets from its general funds with respect to these obligations. Participants shall not have any preference or security interest in any assets of the Company other than as a general unsecured creditor.
Section 10.07 Successors. The Plan will be binding upon any successor to the Company, its assets, its businesses or its interest (whether as a result of the occurrence of a Change in Control or otherwise), in the same manner and to the same extent that the Company would be obligated under the Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by the Plan, the Company shall require any successor to the Company to expressly and unconditionally assume the Plan in writing and honor the obligations of the Company hereunder, in the same manner and to the same extent that the Company would be required to perform if no succession had taken place. All payments and benefits that become due to a Participant under the Plan will inure to the benefit of his or her heirs, assigns, designees or legal representatives.
Section 10.08 Transfer and Assignment. Neither a Participant nor any other person shall have any right to sell, assign, transfer, pledge, anticipate or otherwise encumber, transfer, hypothecate or convey any amounts payable under the Plan prior to the date that such amounts are paid, except that, in the case of a Participant’s death, such amounts shall be paid to the Participant’s beneficiaries.
Section 10.09 Waiver. Any party’s failure to enforce any provision or provisions of the Plan will not in any way be construed as a waiver of any such provision or provisions, nor prevent any party from thereafter enforcing each and every other provision of the Plan.
Section 10.10 Governing Law. To the extent not pre-empted by federal law, the Plan shall be construed in accordance with and governed by the laws of Delaware without regard to conflicts of law principles. Subject to Section 8.05, any action or proceeding to enforce the provisions of the Plan will be brought only in a state or federal court located in the state of Texas, county of Travis, and each party consents to the venue and jurisdiction of such court. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.
Section 10.11 Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.
Section 10.12 Section 409A.
(a)
The Plan is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and administered in accordance with Section 409A of the Code. Notwithstanding any other provision of the Plan, payments provided under the Plan may only be made upon an event and in a manner that complies with Section 409A of the Code or an applicable exemption. Any payments under the Plan that may be excluded from Section 409A of the Code either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A of the Code to the maximum extent possible. For purposes of Section 409A of the Code, each installment payment provided under the Plan shall be treated as a separate payment. Any payments to be made under the Plan upon a termination of employment shall only be made upon a "separation from service" under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under the Plan comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by a Participant on account of non-compliance with Section 409A of the Code.

(b)	Notwithstanding any other provision of the Plan, if any payment or benefit provided to a Participant in connection with his or her Qualifying Termination is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A of the Code and the Participant is determined to be a "specified employee" as defined in Section 409A(a)(2)(b)(i) of the Code, then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Qualifying Termination or, if earlier, on the Participant's death (the "Specified Employee Payment Date"). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Participant in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. Notwithstanding any other provision of the Plan, if any payment or benefit is conditioned on the Participant's execution of a Release, the first payment shall include all amounts that would otherwise have been paid to the Participant during the period beginning on the date of the Qualifying Termination and ending on the payment date if no delay had been imposed. Notwithstanding any other provision of the Plan, if a Qualifying Termination occurs during the ninety-day period before the first occurrence of a Change in Control, Benefit Continuation reimbursement shall not begin until after the Change in Control occurs and the first Benefit Continuation reimbursement shall include all amounts that would otherwise have been paid to the Participant during the period beginning on the date the Participant's employment with the Company terminates and ending on the payment date if no delay had been imposed.

(b)
To the extent required by Section 409A of the Code, each reimbursement or in-kind benefit provided under the Plan shall be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; and (ii) any right to reimbursements or in-kind benefits under the Plan shall not be subject to liquidation or exchange for another benefit.

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CERTIFICATION
The Secretary of Asure Software, Inc. hereby certifies that the foregoing Executive Change in Control Severance Plan was approved and adopted by the Board of Directors of Asure Software, Inc. on December 15, 2017.

___________________________________________
Kelyn Brannon, Secretary